EXECUTION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), is made and entered into as of the 31st day of March, 2006 (the “Effective Date”), by and between INTERLEUKIN GENETICS, INC., a Delaware corporation (“Employer” or “Company”), and PHILIP R. REILLY, an individual (“Employee”), and amends the Employment Agreement between Employer and Employee originally dated April 1, 2000 and amended on March 5, 2003 and March 1, 2006.

RECITALS

A.   Employer desires to retain the benefit of the services of Employee, and Employee desires to render such services to Employer.

B.   The Board of Directors of Employer (the “Board”) has determined that it is in Employer’s best interest to continue to employ Employee and to provide certain benefits to Employee.

C.   Employer and Employee desire to set forth the terms and conditions of Employee’s employment with Employer on the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties, intending to be legally bound, agree as follows:

1.    Term. Pursuant to this Agreement and subject to the terms hereof, the Term set forth under the Original Agreement is hereby extended for a period of twenty-four (24) months from the Effective Date of this Agreement thereafter unless earlier terminated in accordance with the provisions hereof. Employer shall have the option, with the consent of Employee, to extend the Term for one additional twelve (12) month period by giving Employee at least sixty (60) days written notice prior to the expiration of the Term.

2.    Employment of Employee.

(a)           Specific Positions. Employer and Employee hereby agree that, subject to the provisions of this Agreement, Employer will employ Employee and Employee will serve as a non-officer employee of Employer. Employee shall have the title and perform the duties set forth on Exhibit A hereto and such other reasonable, usual and customary duties of such position as may be delegated to Employee from time to time by the Board, subject always to the policies as reasonably determined from time to time by the Board. Employee shall report to the Company’s headquarters, currently located in Massachusetts. The place of employment will be within a sixty mile radius of Boston, Massachusetts.

(b)           Promotion of Employer’s Business. During the Term, Employee shall not engage in any business that is competitive with that of the Employer, as described in Paragraph 8(a) below. Employee agrees to devote fifty percent (50%) of his business time, attention, knowledge, skill and energy to the business, affairs and interests of Employer and matters related thereto, and shall use his best efforts and abilities to promote Employer’s interests; provided, however, that so long as Employee performs the duties set forth hereunder and complies with his obligations relating to confidentiality, non-solicitation, non-competition, and invention, Employee is not precluded from obtaining other employment or engaging in other activities. The parties expect that Employee will keep a usual schedule of two days per week in the office, with reasonable availability by phone, and in person if necessary, the remainder of the week. Both parties recognize that Employee’s duties are of such a nature that deviations from this schedule may be necessary from time to time.

3.    Salary. Employer shall pay to Employee during the term of this Agreement a base salary (“Base Salary”) of $185,000.00 per year, payable in equal monthly installments.

4.    Bonus. In addition to the Base Salary, Employee shall also be eligible to receive a discretionary annual bonus. The bonus to be awarded, if any, shall be determined by the Board in its sole discretion.

5.    Stock Grant. If, immediately prior to the 6-month anniversary of the date of this Agreement, Employee remains employed by Employer, then on and effective as of such date, Employer shall grant Employee 3,000 shares of Employer’s common stock under and subject to the terms of Employer’s 2004 Employee, Director and Consultant Stock Plan. If, immediately prior to the 12-month anniversary of the date of this Agreement, Employee remains employed by Employer, then on and effective as of such date, Employer shall grant Employee 7,000 additional shares of Employer’s common stock (for a total of 10,000 shares) under and subject to the terms of Employer’s 2004 Employee, Director and Consultant Stock Plan.

6.    Benefits.

(a)           Fringe Benefits. During Employee’s employment by Employer under this Agreement, Employee shall be eligible for participation in and shall be covered by any and all such medical, disability, life and other insurance plans and such other similar benefits available to other executive employees. The Company agrees that it will provide coverage to Employee under one or more of its insurance plans for claims of medical malpractice relating to Employee’s performance of his duties under this Agreement. The Company further agrees that it will indemnify and defend Employee against claims by third parties to the same extent that it is bound to do so for officer-level executives of the Company. Employer will pay $3,296.00 to Employee each year on the annual anniversary date of this agreement so long as he is employed hereunder, as reimbursement for life insurance premiums. Employee shall receive a monthly automobile allowance of $600.00.

(b)           Reimbursements. During Employee’s employment with Employer under this Agreement, Employee shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Employee in performing services hereunder, including all expenses of travel at the request of, or in the service of, Employer provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Employer. In addition, Employer shall reimburse Employee, after receipt of appropriate documentation therefor, up to $6,000 for Employee’s legal expenses related to the negotiation of and advice concerning this Agreement and related equity arrangements.

(c)           Vacation. During Employee’s employment with Employer hereunder, Employee shall be entitled to an annual vacation leave of four (4) weeks at full pay, which shall be adjusted in accordance with the vacation policy generally applicable to employees of the Employer.

7.    Termination.

(a)           Termination for Cause. Employer shall have the right, exercisable immediately upon written notice, to terminate Employee’s employment for “Cause.”

(i)            Definition of Cause. As used herein, “Cause” means any of the following: (A) habitual drunkenness under the influence of alcohol by Employee or illegal use of narcotics; (B) Employee is convicted by a court of competent jurisdiction, or pleads “no contest” to, a felony or is convicted by a court of competent jurisdiction of any other conduct of a criminal nature (other than minor traffic violations) by Employee; (C) Employee engages in fraud, embezzlement, or any other illegal conduct; (D) Employee imparts confidential information relating to Employer or its business to competitors or to other third parties other than in the course of carrying out Employee’s duties; (E) Employee refuses to perform his duties hereunder or otherwise breaches any covenant, warranty or representation of this Agreement or Employee’s Non-Disclosure and Confidentiality Agreement, and, except for any conduct described in clauses (A) through (D) of this Section 7(a)(i), fails to cure such breach (if such breach is then capable of being cured) within ten (10) business days following written notice thereof specifying in reasonable detail the nature of such breach, or if such breach is not capable of being cured in such time, a cure shall not have been diligently initiated within such ten (10) business day period.

(ii)           Effect of Termination. Upon termination for Cause in accordance with this Section 7(a), Employee shall be entitled to no further compensation hereunder other than the Base Salary and other benefits accrued hereunder through, but not including, the effective date of such termination. Employer’s exercise of its right to terminate for Cause shall be without prejudice to any other remedy to which it may be entitled at law, in equity or under this Agreement.

(b)           Voluntary Termination. Employee may terminate his employment at any time by giving no less than thirty (30) days’ written notice to Employer.

(i)            No Reason. Upon termination in accordance with this Section 7(b), except as otherwise provided in Section 7(b)(ii), below, Employee shall be entitled to no further compensation hereunder other than the Base Salary and other benefits accrued hereunder through, but not including, the effective date of such termination.

(ii)           Good Reason. Notwithstanding anything to the contrary in Section 7(b)(i), above, and except as herein provided, if Employee terminates his employment under this Section 7(b) for Good Reason (as defined below), Employee shall be entitled to receive from Employer all of the compensation and benefits provided for in Section 7(e), below. As used herein, “Good Reason” means the failure by Employer to comply with any other material provision of Sections 3 through 6, inclusive, of this Agreement which has not been cured within fifteen (15) business days after written notice of such noncompliance has been given by Employee to Employer, or if such failure is not capable of being cured in such time, a cure shall not have been diligently initiated by Employer within such fifteen (15) business day period. Further, with respect to Section 7(f) only, “Good Reason” shall also mean that Employer and Employee have not executed the Trading Plan (as defined in Section 9(b) below) by May 20, 2006 despite Employee’s good faith attempts to enter into such a plan, and Employee, by no later than May 30, 2006, has notified Employer in writing of his intent to terminate his employment within thirty (30) days. Employee’s election to terminate his employment because of the non-execution of a Trading Plan, or the Company’s election to accept Employee’s resignation effective earlier than thirty (30) days from such notice of intent to terminate, shall not operate to make Employee eligible for any compensation or benefits provided for in Section 7(e).

(c)           Termination Due to Death or Disability. This Agreement shall automatically terminate upon the death of Employee. If, at the time of Employee’s death, the Company owes any form of compensation or benefit to the Employee, the Company shall promptly provide such compensation or benefit to the Employee’s estate. In addition, if Employee is unable to perform the essential functions of his job with or without a reasonable accommodation because of a physical or mental impairment for a period of six (6) months, Employer may terminate Employee’s employment upon written notice to Employee. Upon termination in accordance with this Section 7(c), Employee (or Employee’s estate, as the case may be) shall be entitled to no further compensation hereunder other than the Base Salary and other benefits accrued hereunder through, but not including, the date of death or, in the case of disability, the date of termination.

(d)           Termination Upon Cessation of Business. Employer shall have the right to immediately terminate Employee’s employment under this Agreement upon a “Cessation of Business.”  For purposes of this Agreement, a “Cessation of Business” shall mean Employer’s ceasing to operate in the ordinary course of business, whether by dissolution, liquidation, sale of assets, consolidation, merger or otherwise, in connection with, pursuant to or arising out of a good faith determination by the Board that the continuing operation of the business in its ordinary course is reasonably likely to render

Employer unable to meet its liabilities as they mature. Upon termination in accordance with the Section 7(d), Employee shall be entitled to no further compensation hereunder other than the Base Salary and other benefits accrued hereunder through, but not including, the effective date of such termination. If Employee is so terminated by Employer pursuant to this Section 6(d) during the Term or any extension of the Term, Employer shall (i) pay to Employee the Base Salary, and (ii) provide the same health insurance benefits to which Employee was entitled hereunder, in each case (i.e., the Base Salary and health insurance benefits), until the earlier to occur of (A) the expiration of the remaining portion of the Term or any extension of the Term, or (B) the expiration of the six (6) month period commencing on the date Employee is terminated. Employer may make such payments in accordance with its regular payroll schedule or in a single lump sum payment in its sole discretion.

(e)           Termination Without Cause. Employer shall have the right, exercisable upon 30 days’ prior written notice, to terminate Employee’s employment under this Agreement for any reason other than set forth in Sections 7(a), (c) and (d), above, at any time during the Term. If Employee is so terminated by Employer pursuant to this Section 7(e) during the Term, Employer shall (i) pay to Employee the Base Salary, and (ii) provide the same health insurance benefits to which Employee was entitled hereunder, in each case (i.e., the Base Salary and health insurance benefits), until the earlier to occur of (A) the expiration of the remaining portion of the Term, or (B) the expiration of the six (6) month period commencing on the date Employee is terminated. Employer may make such payments in accordance with its regular payroll schedule or in a single lump sum payment in its sole discretion.

(f)            Options. Upon the expiration of the term of this Agreement, Employee shall be entitled to receive from Employer all of the compensation and benefits provided for in Section 7(e). In addition, in accordance with Employee’s existing stock option arrangements, if Employee’s employment terminates pursuant to Section 7(b)(ii) or Section 7(e) or if Employee’s employment terminates as a result of the expiration of the Term or any extension of the Term, then the period during which Employee may exercise all stock options granted to him by the Company shall be extended until the earlier of (i) two years after the date Employee is terminated or (ii) the expiration of the term of the option.

(g)           Board Membership. Upon termination of Employee’s employment for any reason, if so requested by the Chairman of the Board or a majority of the Board, Employee shall immediately resign in writing as Chairman of the Board and as a director of the Company.

8.    Restrictive Covenants.

(a)           Non-Competition. In consideration of the benefits of this Agreement, including Employee’s access to and limited use of proprietary and confidential information of the Company, as well as training, education and experience provided to Employee by the Company directly and/or as a result of work projects assigned by the Company with respect thereto, Employee hereby covenants and agrees that during the

Term and for a period of twelve (12) months following termination of the Employee’s employment, regardless of how such termination may be brought about, Employee shall not, directly or indirectly, as proprietor, partner, stockholder, director, officer, employee, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control, of any entity which engages anywhere in the world in any business activity which is competitive to current business activities in which the Company participates during Employee’s employment with the Company or take any action in preparation to do any of the foregoing; provided however, the foregoing shall not, in any event, (i) prohibit Employee from purchasing and holding as an investment not more than 1% of any class of publicly traded securities of any entity which conducts a business in competition with the business of the Company, so long as Employee does not participate in any way in the management, operation or control of such entity, or (ii) prohibit Employee from continuing to own an equity interest of less than 20% in GeneSage, Inc.

(b)           Non-Disparagement. Employee agrees that for twelve (12) months after the termination of Employee’s employment for any reason, he will not, directly or indirectly, deprecate, impugn or otherwise make any remarks that disparage the Employer, or its officers, directors or employees, or its or their products, services, or reputation; provided that nothing in this paragraph shall interfere with the Employee’s ability to comply with legal process or the requirements of applicable federal or state laws or regulations. Employee agrees to provide at least five (5) days advance written notice to the CEO of Employer, if practical, prior to fulfillment of any such requirement or legal process if such fulfillment shall require Employee to deprecate, impugn or disparage Employer, its officers, directors, or employees, or its or their products, services, or reputation. Employer agrees for twelve (12) months after the termination of Employee’s employment for any reason that its officers and directors shall not deprecate, impugn, or otherwise make any remarks that disparage Employee or his reputation; provided, that nothing in this paragraph shall interfere with the Company’s ability to communicate internally among the officers and directors of the Company, to comply with legal process, the requirements of applicable federal or state laws or regulations (including but not limited to applicable federal or state securities laws or regulations) or the requirements of governmental entities (including but not limited to any securities exchange, quotation system or over-the-counter market on which the Company has its securities listed or traded), or to fulfill its public disclosure obligations. Employer agrees to provide at least five (5) days advance written notice to Employee, if practical, prior to fulfillment of any such requirement or legal process if such fulfillment shall require Employer to deprecate, impugn or disparage Employee or his reputation.

(c)           Confidentiality. Employee agrees to execute the Non-Disclosure and Confidentiality Agreement attached hereto as Exhibit B and agrees to fulfill his obligations thereunder.

(d)           Customer Lists; Non-Solicitation. In consideration of the benefits of the Employment Agreement, including Employee’s access to and limited use of proprietary and confidential information of the Company, as well as training, education and experience provided to Employee by the Company directly and/or as a result of work projects assigned by the Company with respect thereto, Employee hereby further covenants and agrees that for a period of twelve (12) months following the termination of Employee’s employment, regardless of how such termination may be brought about, Employee shall not, directly or indirectly, (i) use or make known to any person or entity the names or addresses of any clients or customers of the Company or any other information pertaining to them, (ii) call on for the purpose of competing, solicit, take away or attempt to call on, solicit or take away any clients or customers of the Company on whom Employee called or with whom he became acquainted during his employment with the Company, nor (iii) recruit or attempt to recruit, or hire or attempt to hire any employees of the Company.

(e)           Judicial Reformation. Employee acknowledges that, given the nature of the Company’s business, the covenants contained in Section 8 establish reasonable limitations as to time, geographic area and scope of activity to be restrained and do not impose a greater restraint than is reasonably necessary to protect and preserve the goodwill of the Company’s business and to protect its legitimate business interests. If, however, Section 8 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of it being too extensive in any other respect or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographic area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court.

(f)            Affiliates. When used in Section 8, the term “Company” includes Interleukin Genetics, Inc. and all affiliates, parents, and subsidiaries of Interleukin Genetics, Inc.

9.    Miscellaneous.

(a)           Withholdings. All payments to Employee hereunder shall be made after reduction for all federal, state and local withholding and payroll taxes, all as determined under applicable law and regulations, and Employer shall make all reports and similar filings required by such law and regulations with respect to such payments, withholdings and taxes.

(b)           10b5-1 Plan. The Company has reviewed and approved the 10b5-1 trading plan in substantially the form attached hereto (and incorporated herein) as Exhibit C (the “Trading Plan”). The Company acknowledges that Employee intends to execute, with the Company, the Trading Plan at the earliest date possible, in accordance with the Company’s insider trading policy and applicable law.

(c)           Taxation. Employee acknowledges and agrees that Employer does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If so requested by Employee, Employer and Employee agree that both will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided, that no such amendment shall increase the total financial obligation of Employer under this Agreement. In the event that it is determined that the extension or amendment of this Agreement constitutes an extension or modification of the stock options for purposes of Code Section 409A such that the stock options held by Employee would be deemed to be subject to such Section, Employee and Company agree that for purposes of option exercise only, the original employment term shall be deemed to have terminated as of March 5, 2006 and all options held by Employee shall be exercised within the two year period commencing with such date.

(d)           Succession. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. In the event that Employer merges with or is acquired by another entity that has lines of business other than those in which the Employer engages at the time of the merger or acquisition, Paragraphs 8(a) and (d) shall not be interpreted to restrain Employee from engaging in business competitive with those lines of business in which the Company does not engage immediately prior to the merger or acquisition or from soliciting business from people or entities for a purpose that is not competitive with any business activities in which the Company engaged immediately prior to the merger or acquisition, including but not limited to genetic testing. The obligations and duties of Employee hereunder shall be personal and not assignable.

(e)           Notices. Any and all notices, demands, requests or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted overnight express delivery or by facsimile to and received by the party to whom such notice is intended (provided the original thereof is sent by mail, in the manner set forth below, on the next business day after the facsimile transmission is sent), or in lieu of such personal delivery or overnight express delivery or facsimile transmission, on receipt when deposited in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested, addressed to the applicable party at the address set forth below such party’s signature to this Agreement. The parties may change their respective addresses for the purpose of this Section 9(c) by giving notice of such change to the other parties in the manner which is provided in this Section 9(c).

(f)            Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter, including the Employment Agreement dated April 1, 2000, as amended.

(g)           Headings. The headings of Sections herein are used for convenience only and shall not affect the meaning of contents hereof.

(h)           Waiver; Amendment. No provision hereof may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by the parties hereto.

(i)            Severability. If any of the provisions of this Agreement shall be held unenforceable by the final determination of a court of competent jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, such provision or provisions shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only to the extent required by the law of that jurisdiction.

(j)            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

(k)           Arbitration. Except for the provisions of Section 8 with regard to which the Company expressly reserves the right to petition a court directly for injunctive or other relief, any dispute arising out of or relating to this Agreement, or the breach, termination or the validity hereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. THE ARBITRATOR OR ARBITRATORS ARE NOT EMPOWERED TO AWARD DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (WHICH MAY INCLUDE REASONABLE ATTORNEYS FEES AND EXPERT WITNESS FEES) AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO RECOVER SUCH DAMAGES (INCLUDING, WITHOUT LIMITATION, PUNITIVE DAMAGES) IN ANY FORUM. The arbitrator or arbitrators may award equitable relief in those circumstances where monetary damages would be inadequate. The arbitrator or arbitrators shall be required to follow the applicable law as set forth in the governing law section of this Agreement. The arbitrator or arbitrators shall award reasonable attorneys fees and costs of arbitration to the prevailing party in such arbitration.

(l)            Equitable Relief. In the event of a breach or a threatened breach by Employee of any of the provisions contained in Section 8 of this Agreement, Employee acknowledges that the Company will suffer irreparable injury not fully compensable by money damages and, therefore, will not have an adequate remedy available at law. Accordingly, the Company shall be entitled to obtain such injunctive relief or other equitable remedy from any court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual, without having to post bond. The foregoing shall be in addition to and without prejudice to any other rights that the Company may have under this Agreement, at law or in equity, including, without limitation, the right to sue for damages.

(m)          Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first set forth above.

INTERLEUKIN GENETICS, INC.

By	/s/ KENNETH S. KORNMAN

Its	President

/s/ PHILIP R. REILLY
Philip R. Reilly

EXHIBIT A

DESCRIPTION OF JOB

Title:

Consultant

Duties and Responsibilities:

1.             Participate in the planning and execution of the Employer’s overall corporate strategy.

2.             Participate in the Employer’s business development activities.

3.                                         Communicate with and provide scientific and medical information to physicians, genetic counselors and scientists regarding Employer’s products.

4.                                         Assist with legal and regulatory compliance for Employer’s products and Employer’s genetic privacy policies and guidelines; provide legislative updates regarding such compliance.

5.                                         Provide professional management for Employer’s genetic testing laboratory and assist Employer in retaining a full-time director for such lab; oversee Employer’s genetic counselors to ensure compliance with professional and legal requirements.

6.                                       Other activities as designated by the Board of Directors, provided that Employee shall not have check-writing authority.